Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:

Paul Mastrapa

Chief Financial Officer

(847) 229-7773

OPTION CARE ANNOUNCES RECORD FIRST QUARTER RESULTS

Revenues of $121 Million; Earnings Per Share of $0.16

Increases Dividend 50% and Declares First Quarter Dividend of $0.02 per Share

BUFFALO GROVE, IL, May 10, 2005—Option Care, Inc. (Nasdaq: OPTN) today reported record results for the quarter ended March 31, 2005.  Revenues were $121 million for the first quarter, a 17% increase compared to revenues of $103 million for the first quarter of 2004.  Home infusion and specialty pharmacy services increased 23% and 15% respectively as compared to the prior year period.  Net income increased 23% for the first quarter to $5.3 million compared to $4.3 million for the first quarter of 2004.  Diluted earnings per share were $0.16 for the quarter ended March 31, 2005, as compared to $0.13 for the comparable period last year.

The Board of Directors elected to increase the dividend rate 50% from the previous level of $0.013 per share on a post-split basis.  Accordingly, the Board of Directors declared a dividend of $0.02 per share for the first quarter of 2005.  The dividend is payable on June 10, 2005 to shareholders of record as of May 27, 2005.

Raj Rai, Option Care’s chief executive officer commented, “Our strong first quarter is a result of continued double digit growth in both our home infusion and specialty pharmacy businesses. We are also making progress on our strategic initiatives.  As previously discussed, we intend to make acquisitions, form hospital joint ventures, expand our ambulatory infusion services and expand into new markets with startups.  I am pleased to announce that we closed another franchise acquisition with two pharmacy locations in Indiana.  Furthermore, our acquisition pipeline is robust consisting of both franchise and independent businesses.  We are on track to close two hospital joint ventures early in the third quarter as well as start a new ambulatory treatment center in Florida in affiliation with a large physician practice.  We are also expecting to launch three home infusion pharmacy start-ups throughout this year.   With over $97 million in cash on-hand and the additional management infrastructure investments we have made, we have the resources to continue to execute our strategic initiatives.”

Rai further added, “We saw some challenges with the acquisition cost of IVIG due to supply issues that have impacted us with reduced margins.  However, considering the positive growth trends within our overall therapy portfolio, I would like to affirm our earning guidance of $0.66 to $0.70 a share for 2005.”

Rick Smith, Option Care’s president and chief operating officer commented, “In order to successfully execute our strategic initiatives, we have invested in additional management resources.  These investments include a dedicated acquisition and joint venture integration team, expanded field-based area management personnel and additional corporate support staff.  Our focus is on ensuring that our base business continues to grow while we add new locations and new managed care relationships.”

Commenting on the financial aspects of the quarter Paul Mastrapa, chief financial officer, stated, “Our same store growth of 13% included growth of 12% for specialty pharmacy services and 16% for home infusion and related healthcare services.  Our growth continues to be generated from a wide range of therapies in our portfolio.  In particular, we realized strong gains in anti-infective, chemotherapy and cancer related therapies, nutrition, inotropic, IVIG, arthritis, as well as asthma as a result of the sales of Xolair® which was launched at the end of 2003.  As we move into the second quarter, we expect overall revenues to decline with the end of the Synagis season which generated $15.5 million of sales in the first quarter, a 9% increase from the prior year.”

Mr. Mastrapa continued, “Overall gross profit for the first quarter was 27.5% as compared to 27.8% for the prior year quarter.  Infusion and related gross profit improved to 43.9% as compared to 43.0% for the prior year primarily due to improved labor utilization.  Specialty pharmacy gross profit declined to 15.4% for the first quarter as compared to 16.2% for the quarter ended March 31, 2004. Of this 80 basis point decline, 30 basis points relates to a shift in mix resulting from increased sales of Xolair which has a lower gross margin than our composite gross margin.  The remaining 50 basis point decline primarily related to lower gross margin for IVIG therapy due to increased product cost.  While we were pleased with our strong IVIG therapy growth, the issues around tight product supply have significantly increased product costs.  I expect the IVIG market will remain difficult for the remainder of 2005.”

Mastrapa concluded, “Our balance sheet remains very strong with positive cash flow from operations of $7.2 million.  I am pleased with our cash flow results considering the working capital requirements relating to the sequential increase in revenues from the fourth quarter of $8.0 million. This reflects our continued improvement in accounts receivable.  Days sales outstanding were 54 days at the end of the first quarter, a decrease of 1 day from the previous quarter ended December 31, 2004.  Our cash balance and short-term investments were $97 million, an increase of $2.0 million from the end of 2004.  Our primary use of cash for the remainder of 2005 will be to fund acquisition activity.”

First Quarter Conference Call

The Company will be hosting a conference call today, Tuesday, May 10, 2005, to review the financial results for the first quarter.  Investors and other interested parties may access the call at 9:00 a.m. Central Time by dialing in at (800) 435-1398, participant passcode 11957708.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com.  For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 53929717.  The playback will be available until midnight on May 13, 2005.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com

[Financial tables follow]

Option Care, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2005	2004
Revenue:
Specialty pharmacy services	$74,897	$64,932
Infusion and related healthcare services	42,848	34,946
Other	3,010	3,271
Total revenue	120,755	103,149

Cost of revenue:
Cost of goods sold	75,692	63,808
Cost of services provided	11,800	10,644
Total cost of revenue	87,492	74,452

Gross profit	33,263	28,697

Selling, general and administrative expenses	21,541	19,249
Provision for doubtful accounts	2,326	1,559
Depreciation and amortization	904	681
Total operating expenses	24,771	21,489

Operating income	8,492	7,208

Interest income (expense), net	(44)	1
Other expense, net	(47)	(67)

Income before income taxes	8,401	7,142
Income tax provision	3,116	2,857

Net income	$5,285	$4,285

Net income per share:
Basic	$0.16	$0.14
Diluted	$0.16	$0.13

Shares used in computing net income per Common share:
Basic	32,103	31,637
Diluted	33,265	32,334

Cash dividends per share	$0.013	$—

Option Care, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$11,604	$19,816
Short-term investments	85,814	75,370
Accounts receivable, net	74,081	69,930
Inventory	9,973	13,191
Other current assets	8,408	8,557
Total current assets	189,880	186,864

Equipment and other fixed assets, net	13,901	13,709
Goodwill, net	71,999	65,356
Other assets	3,897	3,918
Total assets	$279,677	$269,847

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$20,382	$21,819
Current portion of long-term debt	12	19
Other current liabilities	6,867	6,573
Total current liabilities	27,261	28,411

Long-term debt, less current portion	86,303	86,306
Other liabilities	8,844	8,567
Total liabilities	122,408	123,284

Total stockholders’ equity	157,269	146,563

Total liabilities and stockholders’ equity	$279,677	$269,847

Option Care, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2005	2004

Cash flows from operating activities:
Net Income	$5,285	$4,285

Non-cash expenses	3,692	2,763
Changes in assets and liabilities:
Accounts receivable	(5,197)	(4,709)
Other assets and liabilities	3,522	2,887

Net cash provided by operating activities	7,178	5,226

Cash flows from investing activities:
Purchases of short-term investments, net of sales	(10,444)	—
Payments for acquisitions	(7,082)	(1,090)
Net purchases of equipment an other	(989)	(975)

Net cash used in investing activities	(18,515)	(2,065)

Cash flows from financing activities:
Proceeds from issuance of stock	3,697	835
Payment of cash dividends	(428)	—
Other financing activities	(144)	(1,308)
Net cash provided by (used in) financing activities	3,125	(473)

Net increase (decrease) in cash and cash equivalents	(8,212)	2,688

Cash and cash equivalents, beginning of period	19,816	3,961

Cash and cash equivalents, end of period	$11,604	$6,649